Exhibit 99.1

Columbia-Blackshear Senior Residences, LP

Financial Statements
(With Supplementary Information)
and Independent Auditor's Report

December 31, 2015 and 2014

Columbia-Blackshear Senior Residences, LP

1

Independent Auditor's Report

Report of Independent Registered Public Accounting Firm

To the Partners

Columbia-Blackshear Senior Residences, LP

We have audited the accompanying balance sheets of Columbia-Blackshear Senior Residences, LP as of December 31, 2015 and 2014, and the related statements of operations, partners’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2015. Columbia-Blackshear Senior Residences, LP’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Columbia-Blackshear Senior Residences, LP as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/S/CohnReznick LLP

COHNREZNICK LLP

Atlanta, Georgia

April 19, 2016

2

Columbia-Blackshear Senior Residences, LP

Balance Sheets

December 31, 2015 and 2014

Assets

	2015	2014
Current assets
Cash	$33,597	$106,317
Tenant accounts receivable, net	963	968
Prepaid expenses	26,422	19,290

Total current assets	60,982	126,575

Restricted deposits and funded reserves
Tenant security deposits	25,719	25,887
Replacement reserve	200,017	164,617
Real estate tax and insurance escrow	6,597	4,199
Operating deficit reserve	126,378	126,252
Debt service reserve	9,053	9,053

Total restricted deposits and funded reserves	367,764	330,008

Rental property
Buildings and improvements	7,031,775	7,031,775
Land improvements	1,140,040	1,140,040
Furniture and equipment	752,632	751,817
	8,924,447	8,923,632
Accumulated depreciation	(2,567,987)	(2,259,739)
	6,356,460	6,663,893
Land	337,557	337,557

Total rental property	6,694,017	7,001,450

Other assets
Deferred loan costs, net	94,105	101,951
Tax credit monitoring fees, net	49,840	56,960

Total other assets	143,945	158,911

Total assets	$7,266,708	$7,616,944

3

Columbia-Blackshear Senior Residences, LP

Balance Sheets

December 31, 2015 and 2014

Liabilities and Partners' Equity (Deficit)

	2015	2014
Current liabilities
Accounts payable	$548	$286
Accrued expenses	587	-
Property management fee payable	-	100
Accrued interest payable - first mortgage	9,980	9,980
Current maturities of long-term debt - first mortgage	29,763	27,804

Total current liabilities	40,878	38,170

Deposits and prepaid liability
Tenant security deposits	25,719	25,887
Prepaid rent	3,201	4,263

Total deposits and prepaid liability	28,920	30,150

Long-term liabilities
Mortgages payable - first mortgage, net of current maturities	1,582,158	1,611,908
Due to related parties	35,000	35,000

Total long-term liabilities	1,617,158	1,646,908

Commitments and contingencies	-	-

Partners' equity (deficit)	5,579,752	5,901,716

Total liabilities and partners' equity (deficit)	$7,266,708	$7,616,944

See Notes to Financial Statements.

4

Columbia-Blackshear Senior Residences, LP

Statements of Operations

Years Ended December 31, 2105 and 2014

	2015	2014

Revenue
Rental income	$649,572	$675,127
Vacancies and concessions	(17,759)	(45,650)
Other operating income	33,477	37,963

Total revenue	665,290	667,440

Operating expenses
Salaries and employee benefits	155,261	157,333
Repairs and maintenance	110,931	89,844
Utilities	92,861	95,469
Property management fee	39,956	40,219
Real estate taxes	96	70
Property insurance	31,778	30,673
Miscellaneous operating expenses	65,386	61,105

Total operating expenses	496,269	474,713

Net operating income	169,021	192,727

Other income (expense)
Interest income	126	137
Interest expense - first mortgage	(111,142)	(112,960)
Miscellaneous other income (expense)	(4,219)	(4,775)
Annual fee to affiliate of limited partners	(10,928)	(10,928)
Other related party fees and expenses	(20,000)	-
Depreciation	(308,248)	(308,115)
Amortization	(14,966)	(14,791)

Total other income (expense)	(469,377)	(451,432)

Net loss	$(300,356)	$(258,705)

See Notes to Financial Statements.

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Columbia-Blackshear Senior Residences, LP

Statements of Partners' Equity (Deficit)

Years Ended December 31, 2015 and 2014

		Investor	State Credit
	General	Limited	Limited	Total Partners'
	Partners	Partner	Partner	Equity (Deficit)

Balance, January 1, 2014	$(59,993)	$4,553,992	$1,677,910	$6,171,909

Net loss	(26)	(256,092)	(2,587)	(258,705)

Distributions	(9,190)	(2,298)	-	(11,488)

Balance, December 31, 2014	(69,209)	4,295,602	1,675,323	5,901,716

Net loss	(30)	(297,322)	(3,004)	(300,356)

Distributions	(17,286)	(4,322)	-	(21,608)

Balance, December 31, 2015	$(86,525)	$3,993,958	$1,672,319	$5,579,752

Partners' percentage of partnership losses	0.01%	98.99%	1.00%	100.00%

See Notes to Financial Statements.

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Columbia-Blackshear Senior Residences, LP

Statements of Cash Flows

Years Ended December 31, 2015 and 2014

	2015	2014
Cash flows from operating activities
Net loss	$(300,356)	$(258,705)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	308,248	308,115
Amortization	14,966	14,791
Changes in:
Tenant accounts receivable	5	(668)
Prepaid expenses	(7,132)	(1,942)
Accounts payable	262	(1,296)
Accrued expenses	587	-
Property management fee payable	(100)	(4,504)
Tenant security deposits	-	(154)
Prepaid rent	(1,062)	938

Net cash provided by operating activities	15,418	56,575

Cash flows from investing activities
Expenditures on rental property	(815)	-
Change in real estate tax and insurance escrows	(2,398)	77,429
Change in reserve for replacements	(35,400)	(35,900)
Change in operating deficit reserves	(126)	(137)
Change in other reserves	-	(7,970)

Net cash (used in) provided by investing activities	(38,739)	33,422

Cash flows from financing activities
Principal payments on mortgage payable	(27,791)	(25,973)
Distributions to partners	(21,608)	(11,488)

Net cash used in financing activities	(49,399)	(37,461)

Net (decrease) increase in cash	(72,720)	52,536

Cash, beginning	106,317	53,781

Cash, end	$33,597	$106,317

Supplemental disclosure of cash flow information
Cash paid for interest	$111,142	$112,960

See Notes to Financial Statements.

7

Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2015 and 2014

Note 1 - Organization and nature of operations

Columbia-Blackshear Senior Residences, LP (the Partnership) was formed as a limited partnership under the laws of the State of Georgia on March 25, 2004, for the purpose of acquiring the land, holding, investing in, constructing, developing, improving, operating, leasing, maintaining, and otherwise dealing with an apartment project. The Project consists of 78 rental units located in Atlanta, Georgia, and operates under the name of Columbia Blackshear Senior Residences (the Project). The partnership agreement was amended on December 1, 2005, and the investor limited partner was admitted.

The Project qualified for and has been allocated federal and state low-income housing tax credits pursuant to Internal Revenue Code Section 42 (Section 42), which regulates the use of the Project as to occupant eligibility and unit gross rent, among other requirements. Each building of the Project must meet the provisions of these regulations during each of 15 consecutive years in order to remain qualified to receive the tax credits. In addition, the Partnership has executed restrictive covenants for low-income housing tax credits, which requires the utilization of the Project pursuant to Section 42 for a minimum of 30 years, even if the Partnership disposes of the Project.

Profits and losses and federal tax credits are allocated to the partners as follows:

General partners	0.01%
Investor limited partner	98.99%
State credit limited partner	1.00%
Special limited partner	0.00%
100.00%

However, 100 percent of state tax credits are allocated to the state credit limited partner.

The general partners are Columbia-Blackshear Partners, LLC and Blackshear Senior Outreach, LLC. The investor limited partner is BCP/Mt. Pleasant, LLC, and the special limited partner is BCCC, Inc. The state credit limited partner is Boston Capital Peachtree Tax Credit Fund, A Limited Partnership.

Note 2 - Significant accounting policies

Basis of accounting

The financial statements of the Partnership are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

Income taxes

The Partnership has elected to be treated as a pass-through entity for income tax purposes and, as such, is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Partnership's federal tax status as a pass-through entity is based on its legal status as a partnership. Accordingly, the Partnership is not required to take any tax positions in order to qualify as a pass-through entity. The Partnership is required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. The Partnership is no longer subject to U.S. federal, state or local income tax examinations by tax authorities for years before 2012. Accordingly, these financial statements do not reflect a provision for income taxes and the Partnership has no other tax positions which must be considered for disclosure.

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Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2015 and 2014

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts receivable and bad debt

Tenant receivables are reported net of an allowance for doubtful accounts. Management's estimate of the allowance is based on historical collection experience and a review of the current status of tenant accounts receivable. It is reasonably possible that management's estimate of the allowance will change.

Deferred fees and amortization

Deferred loan costs are amortized over the term of the loan using the effective yield method as required by accounting principles generally accepted in the United States of America. Estimated amortization expense for each of the five ensuing years is $8,013, $8,171, $8,317, $8,448 and $8,562 annually.

Tax credit monitoring fees are amortized over the compliance period using the straight-line method. Estimated amortization expense for each of the five ensuing years is expected to be $7,120, $7,120, $7,120, $7,120, and $7,120 annually.

Rental income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and tenants of the property are considered to be operating leases.

Impairment of long-lived assets

The Partnership reviews its rental property for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. When recovery is reviewed, if the undiscounted cash flows estimated to be generated by the property are less than its carrying amount, management compares the carrying amount of the property to its fair value in order to determine whether an impairment loss has occurred. The amount of the impairment loss is equal to the excess of the asset's carrying value over its estimated fair value. No impairment loss has been recognized during the years ended December 31, 2015 and 2014.

9

Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2015 and 2014

Rental property

Rental property is carried at cost. Depreciation is computed under the straight-line method using service lives of 10 years for furniture and equipment, 40 years for buildings and improvements, and 20 years for land improvements.

Reclassifications

Certain amounts on the prior year financial statements have been reclassified to conform to the current year presentation.

Note 3 - Partnership contributions

The partnership agreement required the limited partners to make one capital contribution installment totaling $6,162,128 and three capital contribution installments totaling $2,087,249, subject to any low-income housing tax credit adjustments as may be required by the partnership agreement. During 2009, the contribution requirements were reduced for capital adjustments of $393,800. As of December 31, 2015 and 2014, all capital contributions have been funded.

Note 4 - Related party transactions

Asset management fee

The Partnership shall pay BCP Asset Management, an affiliate of the limited partners, an annual asset management fee for its services in assisting with preparation of reports. The fee is a cumulative fee of $10,000 and is multiplied by the CPI Adjustment in effect as of January 1 of such year beginning in 2006. The fee is payable to the extent of available net cash flow of the Partnership, as defined in the partnership agreement. As of December 31, 2015 and 2014, an asset management fee of $10,928 and $10,928, respectively, was incurred and paid.

Property management fee

The Partnership has entered into a management fee agreement with AHP Management Corporation (AHP), an affiliate of the general partners, to provide day-to-day operations management of the Project. The management agreement provides for a monthly fee of 6.18 percent of gross income for the current month. During 2015 and 2014, property management fees of $39,956 and $40,219 were incurred and $- and $100, respectively, remains payable.

Partnership management fee

The Partnership shall pay to the general partners a non-cumulative fee for each year commencing in 2006 for their services in connection with the administration of the day-to-day business of the Partnership. The fee of $20,000 annually is to be paid from available cash flow, as defined, of such year. As of December 31, 2015 and 2014, partnership management fees of $20,000 and $-, respectively, have been incurred and paid.

Incentive management fee

The Partnership shall pay to the general partners an annual, non-cumulative incentive management fee in consideration of their services in maximizing the efficiency of operations of the apartment complex. The incentive management fee shall be an annual amount equal to 6 percent of the gross revenues of the Project annually. The fee shall be earned and payable only to the extent of 60 percent of cash flow available for distribution in any year after payment of all other fees and expenses. The combined incentive management fee and management fee payable under the management agreement shall not exceed 12 percent of the effective gross income of the Partnership in any fiscal year. No fee was incurred during 2015 or 2014.

10

Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2015 and 2014

Due to related parties

The Partnership has received advances from various affiliates that have been used to pay for certain costs of development. These advances are due upon demand and is non-interest bearing. Advances still owed to affiliates at December 31, 2015 and 2014 totaled $35,000 and $35,000, respectively.

Social services

The Partnership pays AHP Management, an affiliate of the Partnership, to provide various services that directly improve the quality of life for the residents. Examples of services include, but are not limited to, daycare and various social events. During the years ended December 31, 2015 and 2014, $4,680 and $4,918, respectively, were paid for these services, respectively and are included in miscellaneous operating expenses on the accompanying statements of operations. This fee is not directly allowed under the terms of the partnership agreement and is not supported by any other executed agreement.

Compliance review

AHP Management, an affiliate of the Partnership, allocates the Partnership a compliance review fee, which is associated with the management company's employees that are involved with tax compliance matters for the properties. During the years ended December 31, 2015 and 2014, $4,680 and $4,680, respectively, were allocated to the Partnership respectively, and are included in miscellaneous operating expenses on the accompanying statements of operations. This fee is not specifically allowed by the partnership agreement and is not supported by any other executed agreement.

Note 5 - Mortgage payable

The Partnership entered into a first mortgage with Grandbridge Real Estate Capital, LLC for a maximum amount of $2,300,000. The loan is secured by the real property. The loan bears interest at approximately 240 basis points above the yield on the 10-year U.S. Treasury security issue and matures on January 1, 2027. As of December 31, 2015 and 2014, the interest rate on the first mortgage was 6.83 percent and 6.83 percent, respectively. At December 31, 2015 and 2014, the mortgage balance was $1,611,921 and $1,639,712, respectively.

11

Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2015 and 2014

Aggregate annual maturities of the mortgage payable for each of the next five and thereafter as of December 31, 2015 is as follows:

2016	$29,763
2017	31,861
2018	34,107
2019	36,511
2020	39,084
Thereafter	1,440,595
Total	1,611,921
Less current maturities	(29,763)

Net long-term portion	$1,582,158

Note 6 - Commitments and contingencies

Tax credit guaranty

The Partnership (the guarantors) has guaranteed the limited partners will be allocated federal and state low-income housing tax credits as specified in the partnership agreement.

Low-income housing tax credits

The Project applied for and received an allocation low-income housing tax credits which are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partners.

Note 7 - Partnership profits and losses

Distributable cash flow is defined in the partnership agreement as the sum of all cash receipts less cash disbursements for operating activities and replacement reserve funding, including the annual investor service fee.

Distributable cash flow is payable annually as follows:

(a)	First, payment of the investor limited partner and the state credit limited partner (pari passu between them) of the full amount (including interest) of any credit recovery loans;

(b)	Second, payment of the asset management fee for such year and for any previous year(s) as to which the asset management fee shall not yet have been paid in full;

(c)	Third, payment to the developer of the deferred development fee;

(d)	Fourth, repayment of any operating deficit loans;

(e)	Fifth, payment of any partnership management fee currently due;

(f)	Sixth, payment of any incentive management fee currently due; and

12

Columbia-Blackshear Senior Residences, LP

Notes to Financial Statements

December 31, 2015 and 2014

(g)	Seventh, any balance, 80 percent to the general partners and 19 percent to the investment limited partner, and 1 percent to the state credit limited partner.

During 2015 and 2014, there were $21,608 and $11,488 distributions to the partners.

Cash available for distribution from a capital transaction is allocable as follows:

(a)	First, to the payment of all matured debts and liabilities of the Partnership(including unpaid fees but excluding any debts, liabilities and/or fees owed to any Partners) and to the establishment of any required reserves which the General Partners and the auditors shall deem unreasonably necessary for contingent, unmatured or unforeseen liabilities of the Partnership;

(b)	Second, to the payment to the investor limited partner and the state credit limited partner of the full amount (including interest) of any credit recovery loans;

(c)	Third, to the payment of any accrued and unpaid asset management fees;

(d)	Fourth, to the repayment of any then-unpaid debts and liabilities owed to partners or affiliates thereof by the Partnership for partnership obligations (exclusive of credit recovery loans, and operating deficit loans) to any of them, including, but not limited to, any unpaid deferred development fee and partnership management fee for the fiscal year of the capital transaction; provided, however, that any debts or obligations to be repaid to any limited partner or affiliate thereof pursuant to this clause shall be repaid prior to the repayment of any such debts or obligations to any general partner or affiliate thereof;

(e)	Fifth, to the repayment of any operating deficit loans;

(f)	Sixth, any balance 18.999 percent to the investor limited partner, 1.00 percent to the state credit limited partner, 0.001 percent to the special limited partner and 80.00 percent to the general partners.

Note 8 - Concentration of credit risk

The Partnership maintains its cash account with Wells Fargo, NA. At times, these balances may exceed the FDIC limits; however, the Partnership has not experienced any losses with respect to its bank balances in excess of government provided insurance. Management believes that no significant concentration of credit risk exists with respect to these cash balances at December 31, 2015.

Note 9 - Subsequent events

Events that occur after the balance sheet date but before the financial statements were issued must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date, require disclosure in the accompanying notes. Management evaluated the activity of Columbia-Blackshear Senior Residences, LP through April 19, 2016 (the date the financial statements were available to be issued) and concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.

13

Supplementary Information

Independent Auditor’s Report on Supplementary Information

To the Board of Directors and Shareholders
of Columbia-Blackshear Senior Residences, LP

We have audited the financial statements of Columbia-Blackshear Senior Residences, LP as of and for the years ended December 31, 2015 and 2014, and our reports thereon dated April 19, 2016, which expressed an unqualified opinion on those financial statements, appears on pages 17 through 19. The supplemental information contained in the Schedule of Certain Revenues and Expenses has been subjected to audit procedures performed in conjunction with the audit of Columbia-Blackshear Senior Residences, LP’s financial statements. The supplemental information is the responsibility of Columbia-Blackshear Senior Residences, LP’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statement or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the standards of the Public Company Accounting Oversight Board. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/S/CohnReznick LLP
COHNREZNICK LLP

Atlanta, Georgia
April 19, 2016

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Columbia-Blackshear Senior Residences, LP

Schedules of Certain Revenues and Expenses

Years Ended December 31, 2015 and 2014

	2015	2014
Rental income
Rent revenue - gross potential	$649,572	$675,127

Total rental income	$649,572	$675,127

Vacancies and concessions
Apartments vacancies	$17,759	$43,030
Rental concessions	-	2,620

Total vacancies and concessions	$17,759	$45,650

Other operating income
Laundry and vending	$-	$95
Security deposit forfeitures	300	600
Damages income	105	283
Late fees	(525)	4,425
Application fees	418	730
Services income	32,591	30,921
Miscellaneous other income	588	909

Total other operating income	$33,477	$37,963

Salaries and employee benefits
Salaries - administrative	$49,947	$53,129
Salaries - leasing	2,850	3,450
Salaries - maintenance	65,166	65,352
Salaries - security	1,132	-
Payroll taxes	14,294	14,563
Health insurance and other benefits	17,624	17,102
Workmen's compensation insurance	4,248	3,737

Total salaries and employee benefits	$155,261	$157,333

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Columbia-Blackshear Senior Residences, LP

Schedules of Certain Revenues and Expenses

Years Ended December 31, 2015 and 2014

	2015	2014
Repairs and maintenance
Exterminating	$13,072	$7,494
Grounds	14,600	13,952
Fire protection	13,679	8,976
Security services/contract	357	823
Supplies	1,772	1,663
HVAC expense	5,644	4,261
Painting - exterior	71	63
Painting, decorating and cleaning	8,858	9,037
Repairs and maintenance - other than contracts	18,548	10,689
Repairs and maintenance - contracts	5,188	3,015
Elevator	2,073	1,996
Carpeting	9,884	15,519
Miscellaneous maintenance expenses	17,185	12,356

Total repairs and maintenance	$110,931	$89,844

Utilities
Electricity	$45,681	$44,749
Sewer	47,180	50,720

Total utilities	$92,861	$95,469

Miscellaneous operating expenses
Office supplies and expense	$2,107	$889
Training and travel	3,447	3,459
Telephone and answering service	12,225	11,943
Computer supplies and expense	7,576	8,188
Bad debt expense	(2,073)	5,764
Compliance review	4,680	4,680
Miscellaneous administrative	4,572	2,919
Advertising and newspaper	1,745	2,696
Special promotions	450	450
Legal	1,248	2,057
Accounting	13,200	12,550
Other professional fees	3,540	120
Social services	4,680	4,918
Other taxes, licenses and insurance	7,989	472

Total miscellaneous operating expenses	$65,386	$61,105

16

Columbia-Blackshear Senior Residences, LP

Schedules of Certain Revenues and Expenses

Years Ended December 31, 2015 and 2014

	2015	2014
Miscellaneous other income (expense)
Miscellaneous other income	$461	$200
Miscellaneous other expense	(4,680)	(4,975)

Total miscellaneous other income (expense)	$(4,219)	$(4,775)

Other related party fees and expenses
Partnership management fee	$20,000	$-

Total other related party fees and expenses	$20,000	$-

See Independent Auditor’s Report.

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